As filed with the Securities and Exchange Commission on March 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VAXART, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-1212264
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

170 Harbor Way, Suite 300

South San Francisco, CA 94080

(Address of principal executive offices) (Zip code)

Vaxart, Inc. 2024 Inducement Award Plan

(Full title of the plan)

Michael J. Finney, Ph.D.

Interim Chief Executive Officer

170 Harbor Way, Suite 300

South San Francisco, CA 94080

(Name and address of agent for service)

(650) 550-3500

(Telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles, Esq.

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017-6232

Telephone: (212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement on Form S-8 (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Vaxart, Inc. (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 14, 2024.

(b)

The Registrant’s Current Reports on Form 8-K (and applicable amendments thereto) filed with the SEC on January 16, 2024, January 16, 2024, January 19, 2024, February 2, 2024, February 15, 2024, February 29, 2024, and March 6, 2024.

(c)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, filed with the SEC on May 4, 1970, as amended by the Registrant’s Current Report on Form 8-K (File No. 000-04829) filed with the SEC on August 15, 2003.

(d)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s restated certificate of incorporation, as amended, and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:

●	any breach of the director’s duty of loyalty to the Registrant or to its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

The Registrant has entered into agreements to indemnify each of its directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in the director’s or officer’s capacity as such. The Registrant has obtained director and officer liability insurance to cover liabilities that its directors and officers may incur in connection with their services to the Registrant.

In any underwriting agreement that the Registrant enters into in connection with the sale of its common stock being registered hereby, the underwriters will agree to indemnify, under certain circumstances, the Registrant, its officers, its directors, and its controlling persons within the meaning of the Securities Act, against certain liabilities.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.     EXHIBITS

Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibit	Filing Date
3.1	Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	10-K	001-35285	3.1	September 13, 2016
3.2	Certificate of Amendment to Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	8-K	001-35285	3.1	February 20, 2018
3.3	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.2	February 20, 2018
3.4	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	April 24, 2019
3.5	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	June 9, 2020
3.6	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	10-Q	001-35285	3.3	August 8, 2022
3.7	Amended and Restated Bylaws of Vaxart, Inc., effective as of October 18, 2023	8-K	001-35285	3.1	October 23, 2023
4.1	Reference is made to Exhibits 3.1 through 3.7
4.2	Specimen Common Stock Certificate	S-3	333-228910	4.2	December 20, 2018
5.1*	Opinion of Thompson Hine LLP
10.1	Vaxart, Inc. 2024 Inducement Award Plan	8-K	001-35285	10.1	February 29, 2024
10.2	Form of Restricted Stock Unit Award Grant Notice and Award Agreement	8-K	001-35285	10.2	February 29, 2024
10.3	Form of Stock Option Grant Notice and Stock Option Agreement	8-K	001-35285	10.3	February 29, 2024
23.1*	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm
23.2*	Consent of Thompson Hine LLP (included in Exhibit 5.1)
24.1*	Power of Attorney. Reference is made to the signature page hereto.
107*	Filing Fee Table

*	Filed herewith

ITEM 9.     UNDERTAKINGS

1.     The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on March 14, 2024.

VAXART, INC.

/s/ Michael J. Finney
Michael J. Finney, Ph.D.
Interim Chief Executive Officer and Chair of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael J. Finney and Phillip E. Lee, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael J. Finney	Interim Chief Executive Officer and Chair of the Board of Directors	March 14, 2024
Michael J. Finney, Ph.D.	(Principal Executive Officer)

/s/ Phillip E. Lee	Chief Financial Officer	March 14, 2024
Phillip E. Lee	(Principal Financial and Accounting Officer)

/s/ Elaine J. Heron	Director	March 14, 2024
Elaine J. Heron, Ph.D.

/s/ W. Mark Watson	Director	March 14, 2024
W. Mark Watson

/s/ David Wheadon	Lead Director of the Board of Directors	March 14, 2024
David Wheadon, M.D.

/s/ Robert A. Yedid	Director	March 14, 2024
Robert A. Yedid